STATE of DELAWARE

CERTIFICATE of INCORPORATION

A STOCK CORPORATION

First: The name of this Corporation is Skajaquoda Group inc.

Second: Its registered office in the State of Delaware is to be located at 2900 Society Drive, Suite 1001

Street, in the City of Claymont, DE
County of: New Castle, Zip Code: 19703. The registered agent in charge thereof is Skajaquoda Capital LLC.

Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

Fourth: The amount of the total stock of this corporation is authorized to issue is

10,000,000 shares (number of authorized shares) with a par value of
0.00001 per share.

Fifth: The name and mailing address of the incorporator are as follows:

Name: Einar Agustsson
Mailing Address: 2900 Society Drive, Suite 1001,
Claymont, DE. Zip Code: 19703

I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this

29th day of April, A.D. 2011.

BY: Einar Agustsson

(Incorporator)

NAME: Einar Agustsson